Exhibit 99.1

News
For Immediate Release
4 Landmark Square
Suite 400
Stamford, CT 06901

Telephone: 203-975-7110
Fax: 203-975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN ACQUIRES EASYTECH

Acquisition Expands Easy-Open Metal End Manufacturing Capacity

STAMFORD, CT, October 4, 2021 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of sustainable rigid packaging solutions for consumer goods products, announced today that it has acquired Easytech Closures S.p.A. This business manufactures and sells easy-open and sanitary metal ends used with metal containers primarily for food applications in Europe. It operates a manufacturing facility in Fisciano, Italy and is projected to generate approximately €38 million, or approximately $45 million, in sales and approximately €6.6 million, or approximately $7.8 million, in adjusted EBITDA in 2021.

“Easytech is a leading manufacturer of a broad portfolio of metal ends, including easy-open metal ends, in the European market. We have had an excellent long-standing business relationship with Easytech and have great respect for its owners and management team. We are excited to now welcome Easytech to the Silgan team,” said Adam Greenlee, President and CEO. “This acquisition will allow our combined businesses to more effectively and efficiently utilize existing capacity for metal ends, reduce capital investment in the near term and accelerate completion of an on-going cost reduction program. Our acquisition of Easytech is yet another example of our strategy to build shareholder value through a disciplined capital allocation model. We now look forward to the successful integration of our three recent acquisitions,” concluded Mr. Greenlee.

SILGAN HOLDINGS
October 4, 2021

The purchase price for this acquisition was €31.5 million, or $36.5 million, subject to customary adjustments including for net debt and working capital. With this acquisition, Silgan expects to realize annual synergies as a result of this acquisition of approximately €4.1 million, or approximately $4.9 million, within 12 months primarily through procurement savings and increased capacity utilization. Silgan funded the purchase price for this acquisition with revolving loan borrowings under its senior secured credit facility.

This acquisition is expected to be slightly accretive to the Company’s earnings in 2021, excluding the impact of required purchase accounting adjustments, with additional accretion expected in 2022.
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Silgan is a leading supplier of sustainable rigid packaging solutions for consumer goods products with annual net sales of approximately $4.9 billion in 2020. Silgan operates 113 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading worldwide supplier of dispensing and specialty closures for food, beverage, health care, garden, home, personal care and beauty products. The Company is also a leading supplier of metal containers in North America and Europe for food and general line products. In addition, the Company is a leading supplier of custom containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended. Such forward-looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2020 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward-looking statements.
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